UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report: September 19, 2007
(Date of earliest event reported)

EMCOR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8267	11-2125338
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

301 Merritt Seven
Norwalk, CT 06851
(Address of Principal Executive Offices, Zip Code)

(203) 849-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets.

On September 19, 2007, EMCOR Group, Inc., a Delaware corporation (the “Company”), completed its acquisition of all of the outstanding capital stock of FR X Ohmstede Acquisitions Co., a Delaware corporation (along with its subsidiaries, “Ohmstede”), pursuant to a Purchase and Sale Agreement, dated August 20, 2007 (the “Purchase Agreement”), with FR X Ohmstede Holdings LLC, a Delaware limited liability company (“Ohmstede Holdings”). As a result of the acquisition, Ohmstede became a wholly owned subsidiary of the Company.

Of the approximately $457 million paid in cash to Ohmstede Holdings, $30 million was placed into escrow to secure certain indemnification obligations of Ohmstede Holdings.

Ohmstede is a provider of aftermarket maintenance and repair services, replacement parts and fabrication services for highly engineered shell and tube heat exchangers for the refinery and petrochemical industries.

The foregoing discussion of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreement. A copy of the Purchase Agreement is attached as Exhibit 2.1 to the Company’s Form 8-K dated August 20, 2007, and is incorporated by reference into this Item 2.01.

A copy of the Company’s press release dated September 19, 2007, announcing the completion of the acquisition is attached as Exhibit 99.1

Item 9.01     Financial Statements and Exhibits.

(a)     Financial Statements.

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Form 8-K.

(b)     Pro Forma Financial Information.

See paragraph (a) above.

(d)	Exhibits:

	Exhibit 99.1	Press Release dated September 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2007	By: /s/ Sheldon I. Cammaker
Sheldon I. Cammaker
Executive Vice President,
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated September 19, 2007.